UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2004

SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420

One North Second Street
Post Office Box 160
Hartsville, South Carolina 29551-0160
Telephone: 843-383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events.

               Item 8.01 Other Events

At the request of the staff of the SEC and in conjunction with its acquisition of CorrFlex Graphics, LLC (“CorrFlex”), Sonoco has reviewed the appropriateness of disclosures about its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, ‘Disclosures about Segments of an Enterprise and Related Information’ (FAS 131). As a result of this review, the Company will revise its reportable segments on a prospective basis beginning with the third quarter of 2004. We plan to file with the SEC a registration statement on Form S-4 to register notes to exchange for unregistered notes that were privately placed in June of 2004. In conjunction with that filing, we have updated our financial statements to reflect the changes in our segment reporting in this current report on Form 8-K.

In Sonoco’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 28, 2004 and June 27, 2004, the Company reported its results in two segments, Industrial Packaging and Consumer Packaging. Going forward, the Company will report results in three segments, Engineered Carriers and Paper, Consumer Packaging and Packaging Services. Sonoco will report certain smaller operations as All Other Sonoco.

Certain businesses previously reported in the Industrial Packaging reportable segment have been reclassified as components of All Other Sonoco. These businesses include: molded plastics; wire and cable reels; adhesives; machinery manufacturing; and protective packaging. Upon the removal of these businesses from the Industrial Packaging reportable segment, the remaining operating segments are those specifically related to the production of engineered carriers and paper, and therefore, the name of this reportable segment has been changed to Engineered Carriers and Paper.

The Company’s specialty paperboard business, which was previously a component of the Consumer Packaging reportable segment, has been reclassified as a component of All Other Sonoco. In conjunction with the acquisition of CorrFlex in May 2004, the Company’s existing packaging services operations, which were previously included in the Consumer Packaging reportable segment, were combined with those of CorrFlex, which resulted in a newly created reportable segment, Packaging Services. The remaining businesses in the Consumer Packaging reportable segment include: rigid paper and plastics; closures; and flexible packaging.

The Company’s High Density Film business was divested in December 2003, and accordingly, the results of this business have been reclassified as discontinued operations. Historical information related to identifiable assets for this business was previously included in the Consumer Packaging reportable segment but has been reclassified as All Other Sonoco.

Changes to Previously Filed Reports

The information presented below is intended to reflect the information related to reportable segments that would have been reported in the referenced reports at the time of the filing of such reports if the Company had been using the revised reportable segments described above. The information does not reflect events or other changes occurring after the dates of the filing of the respective reports.

Annual Report on Form 10-K for the year ended December 31, 2003

The Company has updated certain notes, which contain segment specific information, in its Consolidated Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001. These financial statements are provided in Exhibit 99.1. All of the changes relate solely to the presentation of segment specific disclosures on a basis consistent with the revised reporting structure and had no impact on the consolidated balance sheets, statements of income, statements of changes in shareholders’ equity or statements of cash flows.

The following notes were updated to reflect the revised segment structure:

Note 2 –	Acquisitions/Dispositions/Joint Ventures
Note 3 –	Restructuring Programs
Note 8 –	Goodwill and Intangible Assets
Note 17 –	Financial Reporting for Business Segments

The Company has also revised the following sections of Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its Annual Report on Form 10-K for the year ended December 31, 2003 to reflect the changes in the Company’s segment disclosures:

              Restructuring Charges, One-time Items and Other Activities

•	Restructuring Charges

•	Acquisitions

              Results of Operations 2003 versus 2002

•	Operating Revenue

•	Operating Profits

•	Operating Segments

The sections of Item 7 that have been revised are set forth below.

Restructuring Charges, One-time Items and Other Activities

Restructuring Charges

During 2003, the Company recognized restructuring charges, net of adjustments, of $50.1 million ($35.3 million after tax), primarily related to six plant closings in the Engineered Carriers and Paper segment, three plant closings in the Consumer Packaging segment, three plant closings in All Other Sonoco and a global reduction in salaried positions. These restructuring charges consisted of severance and termination benefits of $37.7 million, asset impairment charges of $8.4 million and other exit costs of $4 million, consisting of building lease termination charges and other miscellaneous exit costs. These costs are associated with the Company’s general plans, announced in August 2003, to reduce its overall cost structure by $54 million pretax. Since August, the Company has announced specific plans that are expected to result in annualized savings of approximately $48 million pretax, of which $6 million had been realized by December 31, 2003. The Company expects to recognize an additional cost of approximately $16 million pretax in the future associated with these 2003 actions. The objectives of these restructuring actions are to realign and centralize a number of staff functions and eliminate excess plant capacity. As part of the target to reduce its cost structure by $54 million, the Company expects to identify, in 2004, an additional five to ten plant closings that are expected to result in additional savings of approximately $6 million pretax in annualized fixed cost reductions. Restructuring charges associated with these 2004 actions cannot be estimated at this time. With the exception of ongoing pension subsidies and certain building lease termination expenses, costs associated with the 2003 restructuring actions are expected to be paid by the end of the fourth quarter 2004 using cash generated from operations.

In connection with the Company’s restructuring actions, asset impairment charges of $8.4 million were recognized during 2003 related to the writeoff/down of assets associated with four plant closings. Impaired assets were written down to the lower of carrying amount or fair value, less estimated costs to sell, if applicable. Of the $8.4 million, the Company recognized writeoffs/downs of impaired equipment of $7 million and writeoffs/downs related to facilities held for sale of $1.4 million.

During 2003, the Company also recorded restructuring charges of $1.5 million related to minority interest in subsidiaries and other miscellaneous charges. The restructuring charges are included in “Equity in earnings (loss) of affiliates/minority interest in subsidiaries” in the Company’s Consolidated Statements of Income.

During 2002, the Company recognized restructuring charges, net of adjustments, of $10.4 million pretax ($6.7 million after tax). Additionally, the Company’s High Density Film business, which was divested in 2003, incurred restructuring charges of $2.2 million pretax ($1.4 million after tax) in 2002. The 2002 restructuring charges were primarily related to three plant closings in the United States in the Consumer Packaging segment, one plant closing in the United States in the Engineered Carriers and Paper segment, one plant closing in All Other Sonoco, and severance costs associated with plant consolidations in Europe and. The restructuring charges consisted of severance and termination benefits of $10.5 million, asset impairment charges of $.4 million and other exit costs of $1.7 million, consisting of building lease termination charges and other miscellaneous costs.

During 2001, the Company recognized restructuring charges of $51.4 million pretax ($35.2 million after tax) as a result of two restructuring plans announced during the year. Additionally, the Company’s High Density Film business, which was divested in 2003, incurred restructuring charges of $2.2 million pretax ($1.4 million after tax) in 2001. The total restructuring charges associated with these plans consisted of severance and termination benefits of $27.3 million, asset impairment charges of $16.9 million and other exit costs of $9.4 million, consisting of building lease termination expenses of $7.7 million and other miscellaneous exit costs of $1.7 million.

The asset impairment charges were related to the writeoff/down of assets associated with 13 plant closings and nine plant locations identified for other restructuring actions. Impaired assets were written down to the lower of carrying amount or fair value, less estimated costs to sell, if applicable. Of the $16.9 million, the Company recognized writeoffs/downs of impaired facilities and equipment of $15.7 million and writeoffs/downs related to facilities and equipment held for disposal of $1.2 million.

During 2001, affiliates accounted for under the equity method of accounting recorded restructuring charges of $10 million pretax ($6.6 million after tax). These charges included the closing of two plants and other miscellaneous restructuring activities. The affiliate restructuring charges are included in “Equity in earnings (loss) of affiliates/minority interest in subsidiaries” in the Company’s Consolidated Statements of Income.

Acquisitions

The Company completed four acquisitions during 2003, with an aggregate cost of approximately $11.1 million. Acquisitions in the Company’s Engineered Carriers and Paper segment included an engineered carriers manufacturer in Australia and a recovered paper operation in Savannah, Ga. The Company also acquired certain assets of a wooden reel manufacturer in Canada and the United States, which are classified as components of All Other Sonoco. In addition, the Company increased its ownership interest in a manufacturer of rotogravure cylinders in Charlotte, N.C., that is included in the Company’s Consumer Packaging segment. Pro forma information is not provided for 2003 acquisitions as the impact to the Company was not material.

During the second quarter of 2002, the Company purchased a small paper recycling operation in Kansas City, Mo., and Topeka, Kan. and a small recovered paper trucking operation in Manhattan, Kan. in its Engineered Carriers and Paper segment. In addition, during the fourth quarter of 2002, the Company completed the purchase of Texas Reel Company’s plywood reel operations in Sherman, Texas, and Coonrod Reel Company’s nailed wooden reel operations in Bonham, Texas. The purchases, which included equipment, inventory and intangible assets, were classified as components of All Other Sonoco. The aggregate cost of all 2002 acquisitions was approximately $8.5 million.

During 2001, the Company made several acquisitions with an aggregate cost of approximately $273 million. Those in the Company’s Engineered Carriers and Paper segment included U.S. Paper Mills Corp., a lightweight paperboard and tube operation with operations in DePere, Wis., and Menasha, Wis.; a paper-based textile tube converting facility in Kaiping, China; a unit of Smurfit UK Limited, a paper-based core and tube operation in the United Kingdom; a paper mill in Hutchinson, Kan.; a paper-based core and tube facility in Sint-Denijs, Belgium; and, an engineered carriers operation in Cartersville, Ga. In 2001 the Company acquired Phoenix Packaging Corporation, a steel easy-open closure operation in North Canton, Ohio, which was included in the Consumer Packaging segment. In 2001, the Company also acquired Hayes Manufacturing Group, Inc., a manufacturer of paper-based tubes, cores and composite cans headquartered in Neenah, Wis. Approximately 80% of this operation is included in the Engineered Carriers and Paper segment and 20% in the Consumer Packaging segment.

In addition, during 2001, the Company purchased assets of a packaging services operation in Hemel Hempstead, England, U.K., which was included in the Packaging Services segment, and acquired Cumberland Wood Products, Inc., a plywood reel operation in Helenwood, Tenn., which was classified as a component of All Other Sonoco.

Results of Operations 2003 versus 2002

Operating Revenue

Consolidated net sales for 2003 were $2.76 billion, versus $2.7 billion in 2002, an increase of approximately $57 million.

The components of the sales change were:

($ in millions)
Decrease in volume	$(32)
Selling price	14
Currency exchange rate	68
Other	7

Total sales increase	$57

Sales for the year were higher than 2002 primarily as a result of favorable exchange rates as the dollar weakened against foreign currencies and higher average selling prices, mainly attributed to the Company’s engineered carriers and paper operations. Company-wide volume was approximately 1% lower than 2002. Domestic sales were $1.86 billion, down 1% from 2002 and international sales were $899 million, up 9% over 2002 due primarily to the impact of foreign exchange.

Operating Profits
Consolidated operating profits, which represent “Income before income taxes” on the Consolidated Statements of Income for 2003 and 2002, are comprised of the following:

($ in millions)	2003	2002	% Change
Engineered Carriers and Paper	$103.0	$127.9	(19)%
Consumer Packaging	78.7	86.8	(9)%
Packaging Services	7.9	6.2	27%
All Other Sonoco	19.0	25.2	(25)%
Restructuring/Impairment charges	(50.1)	(10.4)	(100)%
Interest expense, net	(50.2)	(52.6)	4%

Consolidated operating profit	$108.3	$183.1	(41)%

Operating profits for 2003 were adversely impacted by lower volume and mix of approximately $24 million and a negative price/cost relationship of approximately $9 million, primarily associated with higher costs for old corrugated containers (OCC), the Company’s primary raw material, and higher raw material costs in the Company’s rigid paper and plastic packaging operations. The Company was impacted by operating issues in the flexible packaging business due to new equipment start-up issues and additional costs associated with the closing of one flexible packaging plant and the resulting transfer of these operations to other Sonoco facilities. In addition, the Company continued to experience pricing pressure reflecting growing global competition and industry overcapacity. Higher pension and postretirement expenses of approximately $28 million and higher energy costs of approximately $12 million were partially offset by approximately $42 million of lower fixed costs and the results of ongoing productivity initiatives. Gross profit as a percentage of net sales was 18.1% in 2003, compared with 19.3% in 2002. As previously discussed, operating profits included $50.1 million and $10.4 million of restructuring charges in 2003 and 2002, respectively.

Selling, general and administrative expenses as a percentage of sales remained flat with 2002 at approximately 10% of sales. In 2003, the Company continued to focus on controlling fixed cost spending. This focus was supported by the Company’s restructuring actions during the year.

Investment returns earned on assets held by the Company’s benefit plans are used to lower the Company’s cost of providing pension and postretirement benefits. During 2003, the Company experienced higher year-over-year expense of approximately $28 million pretax, primarily related to the impact of stock market performance on investment earnings of assets in U.S. pension and postretirement plans during 2002. The market value of U.S. benefit plan assets increased approximately 26% in 2003, compared with a decline of approximately 9% in 2002. There were no requirements under ERISA to fund the plan. The Company revised its 2004 pension and postretirement benefit plan assumptions for asset rate of return to 8.5% from 8.75% in 2003. The Company expects a slight incremental decrease in pension and postretirement expenses in 2004.

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored program to potentially reduce program cost. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer’s program. In the months ahead, the Company intends to review its retiree healthcare strategy in light of the Act. The Company will most likely amend its retiree health program to coordinate with the new Medicare prescription drug program or to receive the direct subsidy from the government. As a result, the Company anticipates that its retiree health obligations and costs could be reduced once those amendments are adopted and/or the government subsidies are considered.

Research and development costs charged to expense were $14.2 million and $13 million in 2003 and 2002, respectively. Significant projects in the Engineered Carriers and Paper segment included efforts to design new products for the construction industry and to enhance performance characteristics of the Company’s engineered carriers in the textile, film and paper packaging areas, as well as projects aimed at productivity enhancements. The Consumer Packaging segment continues to invest in new materials technology and new process technology in support of flexible and rigid packaging options. Research and development expenditures are expected to increase in 2004.

Net interest expense decreased $2.4 million over 2002. The decrease was primarily driven by lower debt levels and associated interest rates, the payoff of approximately $100 million in 5.875% bonds and swapping certain fixed rate debt for floating rates discussed under the Risk Management section of Management’s Discussion and Analysis.

The effective tax rate for continuing operations in 2003 was 34.8%, compared with 35.5% in 2002. The lower effective tax rate was primarily due to tax benefits relating to restructuring charges in higher tax rate jurisdictions.

Various regulatory tax authorities, including the IRS, routinely examine the Company’s income tax returns. In connection with such examinations, tax authorities often raise issues and propose tax deficiencies. Amounts that management has assessed as probable and estimable have been accrued through the income tax provisions. The Company has resolved all issues with the IRS for all years through 1998. The Company is currently under examination for the tax years 1999 through 2001. It is possible that the settlement of this examination, which is expected to occur within one year, could result in a favorable adjustment as compared to the amount accrued. For additional discussion of income taxes see Note 14 to the Consolidated Financial Statements.

Net income (including discontinued operations) for 2003 was $138.9 million, versus $135.3 million in 2002. Income from continuing operations for 2003 was $78.2 million, compared with $125.5 million in 2002. Net income included restructuring charges of $50.1 million ($36.8 million after tax), compared with restructuring charges of $12.6 million ($8.1 million after tax) in 2002. Earnings per diluted share in 2003 included a net gain on the sale of assets of $.51 per share and restructuring charges of $.38 per share, compared with restructuring charges of $.08 per share in 2002. Although foreign exchange rates had an impact on sales, they did not have a significant impact on earnings in 2003.

Operating Segments

Sonoco reports results in three segments, Engineered Carriers and Paper, Consumer Packaging and Packaging Services. All Other Sonoco represents the activities and businesses of the Company’s consolidated subsidiaries that do not meet the aggregation criteria outlined in Statement of Financial Accounting Standards No. 131, ‘Disclosures about Segments of an Enterprise and Related Information’ (FAS 131) and therefore cannot be combined with other operating segments into a reportable segment. International results are reflected in the appropriate segment based on the products produced. Operating profit is defined as revenue less operating costs, with all corporate costs (excluding interest and income taxes) allocated to the three segments and All Other Sonoco. Previously described restructuring charges are included in Corporate operating profit and, accordingly, are excluded from the segments’ operating profits. Restructuring charges associated with the Engineered Carriers and Paper segment totaled $31.4 million, mainly attributed to the closing of six plant locations and a global reduction in salaried positions; restructuring charges associated with the Consumer Packaging segment of $9.5 million were primarily associated with three plant closings in the United States and a global reduction in salaried positions; restructuring charges associated with the Packaging Services segment of $0.3 million were primarily associated with a global reduction in salaried positions; restructuring charges associated with All Other Sonoco of $1.8 million were primarily associated with three plant closings and a global reduction in salaried positions and Corporate restructuring costs of approximately $7.0 million were associated with a reduction in salaried positions. For addition discussion of operating segments, see Note 17 to the Consolidated Financial Statements.

Engineered Carriers and Paper Segment – This segment represented approximately 46% of the Company’s net sales in 2003 and includes the following products: high-performance paper and composite engineered carriers; paperboard; and, fiber-based construction tubes and forms.

Results for this segment are presented below:

($ in millions)	2003	2002	% Change
Trade sales	$1,259.8	$1,206.4	4%
Operating profit	103.0	127.9	(19)%
Capital spending	48.6	54.9	(11)%

The higher sales, compared with 2002, were due primarily to favorable exchange rates as the dollar weakened against foreign currencies and higher average selling prices. This increase in revenue was partially offset by lower volume, which declined less than 1% compared with 2002. Domestic sales were up $33.2 million or 4% and international sales were up $20.3 million, or 4%.

Earnings in this segment were adversely impacted by lower volumes and mix issues along with a negative price/cost relationship, primarily associated with higher costs for OCC. Additionally, higher pension and postretirement expenses and general inflation, particularly higher energy costs, were only partially offset by lower fixed costs and productivity initiatives.

Significant capital spending included the rebuilding of several paper mills, primarily in the United States, Canada and Europe. Depreciation, depletion and amortization expense was $83.6 million in 2003, compared with $79.8 million in 2002.

Consumer Packaging Segment — This segment represented approximately 37% of the Company’s net sales in 2003 and includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

Results for this segment are presented below:

($ in millions)	2003	2002	% Change
Trade sales	$1,044.4	$1,040.7	0%
Operating profit	78.7	86.8	(9)%
Capital spending	51.0	48.9	4%

The slight increase in sales was due primarily to favorable exchange rates, which resulted as the dollar weakened against foreign currencies, partially offset by lower volume, which was down approximately 2% compared with 2002. Domestic sales were $801.8 million, down 1% from 2002, and international sales were $242.6 million, up 4% from 2002 due primarily to the impact of foreign exchange.

Lower volume had a negative impact on operating profit. This lower volume, along with higher pension and postretirement expenses and general inflation, was partially offset by productivity initiatives. Operating issues in the flexible packaging division due to new equipment start-up issues and additional costs associated with the closing of one flexible packaging plant and the resulting transfer of business to other flexible packaging plants had a negative impact on segment earnings. The price/cost relationship for the segment was slightly negative.

Significant spending included numerous productivity enhancement and consolidation projects in the United States. The closures business invested significantly in new Brazil capacity to support increasing global demand. Depreciation, depletion and amortization expense in this segment was $52.5 million in 2003, compared with $50.0 million in 2002.

Packaging Services Segment – This segment represented approximately 7% of the Company’s net sales in 2003 and provides the following services: packaging fulfillment; product handling; brand management; and supply chain management. This segment also includes the production of folding cartons.

Results for this segment are presented below:

($ in millions)	2003	2002	% Change
Trade sales	$184.6	$184.5	0%
Operating profit	7.9	6.2	27%
Capital spending	5.1	1.8	100%

Sales for the segment were flat as sales price decreases were offset by favorable exchange rates as the dollar weakened against foreign currencies. Overall, volumes were flat when compared with 2002. Domestic sales were $129.9 million, up 5% from 2002, and international sales were $54.7 million, down 10% from 2002.

Earnings in this segment increased as productivity initiatives along with a slightly favorable price/cost relationship were only partially offset by increased fixed costs, including pension and postretirement expenses.

Depreciation, depletion and amortization expense in this segment was $3.5 million in 2003, compared with $2.9 million in 2002.

All Other Sonoco — This represented approximately 10% of the Company’s net sales in 2003 and is comprised of the activities and businesses of the Company’s consolidated subsidiaries that do not meet the aggregation criteria outlined in FAS 131 and therefore cannot be combined with other operating segments into a reportable segment. All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Results for All Other Sonoco are presented below:

($ in millions)	2003	2002	% Change
Trade sales	$269.5	$269.9	0%
Operating profit	19.0	25.2	(25)%
Capital spending	3.8	5.9	(36)%

\

Sales for All Other Sonoco were flat as favorable exchange rates, which resulted as the dollar weakened against foreign currencies, and price increases were offset by volume declines, primarily in the cable and wire reels business and molded plastics business. Domestic sales were $219.3 million, down 1% from 2002, and international sales were $50.2 million, up 5% from 2002.

Earnings decreased as the impact of volume declines, along with a slightly unfavorable price/cost relationship more than offset the year-over year savings from productivity initiatives and fixed cost reductions.

Depreciation, depletion and amortization expense in All Other Sonoco was $13.0 million in 2003, compared with $13.3 million in 2002.

Results of Operations 2002 versus 2001

Operating revenue and operating profit for 2002 and 2001 have been restated to reflect the reclassification of the Company’s High Density Film business as discontinued operations.

Operating Revenue

Consolidated net sales for 2002 were $2.70 billion, versus $2.46 billion in 2001, an increase of $237 million.

The components of the sales change were:

($ in millions)
Increase in volume	$215
Increase in contract service revenue	25
Selling price	(9)
Other	6

Total sales increase	$237

The higher sales, compared with the same period in 2001, were due primarily to increased volume, principally as a result of the seven key acquisitions made during 2001; new flexible packaging business; and, increased volumes in the engineered carriers/paper operations. These higher sales volumes were, however, partially offset by lower volume in the Company’s molded plastics operations, cable and wire reels business and composite can operations. Higher contract service revenue in the packaging services business also contributed to the increase in sales. In addition, lower average selling prices of approximately $30 million, primarily in the engineered carriers business, were partially offset by approximately $22 million in higher selling prices for recovered paper sold externally. Domestic sales were $1.9 billion, up 10% over 2001, and international sales were $.8 billion, up 9% over 2001. The impact on both sales and operating profit from foreign exchange rate movement was not significant in 2002.

Operating Profits

Consolidated operating profits, which represent “Income before income taxes” on the Consolidated Statements of Income for 2002 and 2001, are comprised of the following:

($ in millions)	2002	2001	% Change
Engineered Carriers and Paper	$127.9	$136.5	(6)%
Consumer Packaging	86.8	96.9	(10)%
Packaging Services	6.2	6.4	(3)%
All Other Sonoco	25.2	31.9	(21)%
Restructuring charges and one-time items	(10.4)	(51.2)	80%
Goodwill amortization	—	(12.1)	100%
Interest expense, net	(52.6)	(48.4)	(9)%

Consolidated operating profit	$183.1	$160.0	14%

Operating profits were impacted by higher volume driven principally by the effect of 2001 acquisitions. In addition, operating profits were impacted by lower average selling prices of approximately $30 million in engineered carriers, partially offset by higher selling prices of $22 million for recovered paper sold externally, driven by higher raw material costs for old corrugated containers (OCC). Gross profit as a percentage of net sales was 19.3% in 2002, compared with 20.7% in 2001. The decrease in 2002 was primarily related to the negative selling price/material cost relationship previously discussed.

Special charges and one-time items which represent “Other expenses, net” on the Consolidated Statements of Income consist of $10.4 million of restructuring charges in 2002, and restructuring charges of $51.4 million, and net gains from legal settlements and COLI adjustments of $.2 million in 2001.

Selling, general and administrative expenses as a percentage of sales remained flat with 2001, at approximately 10% of sales. In 2002, the Company continued to focus on controlling fixed cost spending. This focus was supported by the Company’s restructuring actions during the year.

During 2002, the Company experienced higher year-over-year expense of approximately $23 million pretax, primarily related to the impact of stock market performance on investment earnings of assets in U.S. pension and postretirement plans. The market value of U.S. benefit plan assets declined approximately 7% in 2001 and another 9% in 2002. As a result of declines in the market performance of U.S. pension fund assets, coupled with lower interest rates, the Company elected to fund its U.S. pension plan by approximately $76 million late in the fourth quarter of 2002, leaving the plan in a slightly over-funded at year-end. The Company contributed a total of $110 million to the U.S. pension plan during 2002. As a result of declines in the market performance of foreign pension fund assets, coupled with lower interest rates, the Company was required to record an additional minimum pension liability of approximately $31 million after tax. The Company revised its 2003 pension and postretirement benefit plan assumptions for asset rate of return to 8.75% from 9.5% in 2002.

Research and development costs charged to expense were $13 million and $11.9 million in 2002 and 2001, respectively. Significant projects in the Engineered Carriers and Paper segment included efforts to design new products for the construction industry and to enhance performance characteristics of the Company’s engineered carriers in the textile, film and paper packaging areas, as well as projects aimed at productivity enhancements. The Consumer Packaging segment continued to invest in new materials technology for a range of packaging options, including composite cans and other forms of shaped packaging.

Net interest expense increased $4.1 million over 2001. The increase was primarily driven by higher interest rates associated with fixed rate debt securities issued in the fourth quarter of 2001, partially offset by lower average debt levels in 2002.

The effective tax rate for 2002 was 35.5%, compared with 48.3% in 2001. The drop in tax rate in 2002 is mainly due to the impact of additional COLI charges and non-deductible restructuring charges in 2001. In addition, in 2002, non-deductible goodwill amortization was no longer being reported as an expense under FAS 142. The Company’s 401(k) plan participants were given the right to elect to receive cash dividends on Company stock in the plan which resulted in the tax deductibility of the related dividends paid by the Company. The examination by the IRS of the Company’s federal tax returns for the years 1996 through 1998 concluded in 2002. There was no material impact to the Company’s Consolidated Financial Statements.

Equity in earnings (loss) of affiliates/minority interest in subsidiaries increased in 2002 to $7.4 million form $(1.2) million in 2001, primarily due to restructuring charges recorded by affiliates in 2001 of $6.6 million after tax.

Net income (including discontinued operations) for 2002 was $135.3 million, versus $91.6 million in 2001. Income from continuing operations for 2002 was $125.5 million, compared with $81.5 million in 2001. Net income included restructuring charges of $12.6 million ($8 million after tax) in 2002, compared with 2001 net charges of $65.5 million ($66.1 million after tax) comprised of restructuring, net gains from legal settlements and COLI adjustments, and the effect of not amortizing goodwill. Earnings per diluted share in 2002 were $1.39 per share, compared with $.96 in 2001. Earnings per diluted share in 2002 included restructuring charges of $.08 per share, compared with net charges of $.69 per share associated with restructuring charges, COLI adjustments, net gains from legal settlements and the effect of not amortizing goodwill in 2001.

Operating Segments

Engineered Carriers and Paper Segment – Results for this segment are presented below:

($ in millions)	2002	2001	% Change
Trade sales	$1,206.4	$1,081.8	12%
Operating profit	127.9	136.5	(6)%
Capital spending	54.9	51.4	7%

The higher sales, compared with 2001, were primarily due to increased volume, driven principally by the effect of 2001 acquisitions and increased volume in the engineered carriers and paper operations, partially offset by the impact of lower average selling prices. Domestic sales were up $81.3 million, or 13%, and international sales were up $43.3 million, or 9%.

Earnings in this segment were impacted by a decline in the Company’s price/cost relationship, primarily associated with lower average selling prices and higher raw material costs for OCC, partially offset by external sales of recovered paper. Historically, Sonoco has fully recovered increased OCC costs through price increases, with a normal six-to-eight week delay in recovery of each increase. During this cycle, however, the weak demand and rapid decrease in OCC price caused a longer than usual recovery period. OCC costs per ton in the United States increased significantly beginning in April 2002 from $35 to a high in July of $130, and then dropped to $100 in August, to $75 in September and to $50 in December. Although the timing of OCC movements was not the same, similar trends were noted in OCC markets globally. To recover higher OCC costs, the Company implemented price increases in the second and third quarters of 2002 in paperboard and converted products (tubes and cores) in the United States, Canada and Europe. However, as a result of the rapid decline of OCC prices and the competitive market environment, the Company was only able to implement one engineered carriers price increase during the cycle. This price increase was sufficient to cover the increase in OCC costs in late 2002, compared with OCC costs in late 2001.

Earnings were positively impacted by higher volume in engineered carriers, principally as a result of acquisitions completed in 2001 and ongoing productivity initiatives that resulted in reduced costs. Offsetting this, pension and postretirement expense was significantly higher in 2002 over the prior year.

Significant capital spending included the rebuilding of several paper mills, primarily in the United States, Canada and Europe. Depreciation, depletion and amortization expense was $79.8 million in 2002, compared with $78.7 million in 2001.

Consumer Packaging Segment – Results for this segment are presented below:

($ in millions)	2002	2001	% Change
Trade sales	$1,040.7	$961.3	8%
Operating profit	86.8	96.9	(10)%
Capital spending	48.9	35.7	37%

The increase in sales was due primarily to increased volume, driven by additional easy-open steel closures revenue at Sonoco Phoenix, which was acquired in 2001, and new flexible packaging business, partially offset by decreased volume in composite cans. Lower selling prices, primarily in the Company’s European composite can businesses partially offset the higher sales volume. Domestic sales in 2002 were $807.8 million, up 10% from 2001, and international sales were $232.9 million in 2002, up 3% from 2001.

Earnings in this segment decreased because of a negative price/cost relationship, new equipment start-up costs in flexible packaging and higher pension and postretirement expense. A portion of the negative impact was offset by earnings associated with acquisitions completed in 2001 and productivity initiatives that yielded year-over-year savings.

Significant spending included numerous productivity enhancement and consolidation projects in the United States. Additionally, the flexible packaging business continued to invest in a state-of-the-art flexographic press to support continued growth in the confectionary market. Depreciation, depletion and amortization expense in this segment was $50.0 million in 2002, compared with $47.4 million in 2001.

Packaging Services Segment – Results for this segment are presented below:

($ in millions)	2002	2001	% Change
Trade sales	$184.5	$129.7	42%
Operating profit	6.2	6.4	(3)%
Capital spending	1.8	1.5	20%

The increase in sales was due primarily to higher contract service revenue, partly as a result of the acquisition of the packaging services operations in Hemel Hempstead, England. This increase in revenue was partially offset by price decreases in the folding carton operations. Domestic sales were $123.7 million in 2002, up 36% from 2001, and international sales were $60.8 million in 2002, up 57% from 2001.

Earnings in this segment decreased slightly as price declines and increased pension and postretirement expense more than offset productivity initiatives that yielded year-over-year savings, higher contract service revenue and the impact of acquisitions.

Capital spending in this segment was relatively insignificant. Depreciation, depletion and amortization expense in this segment was $2.9 million in 2002, compared with $2.8 million in 2001.

All Other Sonoco – Results are presented below:

($ in millions)	2002	2001	% Change
Trade sales	$269.9	$291.7	(7)%
Operating profit	25.2	31.9	(21)%
Capital spending	5.9	6.4	(8)%

The decrease in sales was due primarily to decreased volume in the Company’s cable and wire reels business and molded plastics operations. Domestic sales were $222.1 million in 2002, down 8% from 2001, and international sales were $47.8 million in 2002, down 7% from 2001.

Earnings in All Other Sonoco decreased as volume declines and increased pension and postretirement expense more than offset productivity initiatives that yielded year-over-year savings.

Capital spending in All Other Sonoco was relatively insignificant. Depreciation, depletion and amortization expense in this segment was $13.3 million in 2002, compared with $15.9 million in 2001.

Quarterly Report on Form 10-Q for the quarter ended March 28, 2004

The Company has updated certain notes, which contain segment specific information, in its Condensed Consolidated Financial Statements as of March 28, 2004 and for the three-month periods ended March 28, 2004 and March 30, 2003. These financial statements are provided in Exhibit 99.2. All of the changes relate solely to the presentation of segment specific disclosures on a basis consistent with the revised reporting structure and had no impact on the condensed consolidated balance sheets, statements of income or statements of cash flows.

The following notes were updated to reflect the revised segment structure:

Note 4 –	Restructuring Programs
Note 6 –	Goodwill and Intangible Assets
Note 11 –	Financial Reporting for Business Segments

The Company has also revised the following sections of Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its Quarterly Report on Form 10-Q for the quarter ended March 28, 2004 to reflect the changes in the Company’s segment disclosures:

              Results of Operations

•	Operating Segments

              Restructuring and Impairment

The sections of Item 2 that have been revised are set forth below.

Results of Operations

Operating Segments

The Company reports results in three segments, Consumer Packaging, Engineered Carriers and Paper and Packaging Services. All Other Sonoco represents the activities and businesses of the Company’s consolidated subsidiaries that do not meet the aggregation criteria outlined in FAS 131 and therefore cannot be combined with other operating segments into a reportable segment. Operating profit at the segmental level is defined as “Income before interest and income taxes” on the Company’s Condensed Consolidated Statements of Income adjusted for restructuring charges, which are not allocated to the reportable segments. General corporate expenses, with the exception of restructuring charges, interest and income taxes, have been allocated as operating costs to each of the Company’s reportable segments and All Other Sonoco. See Note 11 to the Company’s Condensed Consolidated Financial Statements for more information on operating segments.

Consumer Packaging Segment

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

Net sales of the Consumer Packaging segment for the first quarter of 2004 totaled approximately $256 million, compared to approximately $252 million in the first quarter of 2003. This increase was due primarily to favorable foreign exchange rates and higher selling prices, offset in part by decreased volume associated with rigid paper and plastics and flexible packaging.

Operating profit, as defined above, for the Consumer Packaging segment in the first quarter of 2004 was approximately $18 million, down from approximately $21 million for the same period in 2003. Lower volume and a change in product and customer mix negatively impacted operating profit, but was partially offset by reduced costs related to on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003. In addition, product start-up costs, primarily associated with the Company’s new multi-line steel easy-open closure operation in Brazil, negatively impacted operating profit.

Engineered Carriers and Paper Segment

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and, fiber-based construction tubes and forms.

Net sales of the Engineered Carriers and Paper segment for the first quarter of 2004 totaled approximately $313 million, compared to approximately $294 million in the first quarter of 2003. This increase was due primarily to favorable foreign exchange rates and higher selling prices, offset in part by decreased volume associated primarily with the Company’s paper operations.

Operating profit, as defined above, for the Engineered Carriers and Paper segment in the first quarter of 2004 was approximately $21 million, down from approximately $25 million for the same period in 2003. Operating profit was negatively impacted by lower volume, a negative price/cost relationship, and approximately $5 million related to charges associated with an unfavorable legal judgment that was entered against the Company in 2004. The negative price/cost relationship resulted primarily from higher prices for old corrugated containers (OCC), the Company’s primary raw material. These unfavorable impacts were partially offset by reduced costs related to on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003. Operating profit was also positively impacted by the favorable impact of foreign exchange rates.

Packaging Services Segment

The Packaging Services segment provides the following services: packaging fulfillment; product handling; brand management; and, supply chain management. This segment also includes the production of folding cartons.

Net sales of the Packaging Services segment for the first quarter of 2004 totaled approximately $53 million, compared to approximately $45 million in the first quarter of 2003. This increase was due to higher contract service revenue and the impact of favorable foreign exchange rates.

Operating profit, as defined above, for the Packaging Services segment was approximately $5 million in the first quarter of 2004, compared to approximately $2 million for the same period in 2003. This increase resulted as on-going productivity initiatives along with higher contract service revenue more than offset slight price declines and the effect of inflation.

All Other Sonoco

All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Net sales of All Other Sonoco for the first quarter of 2004 totaled approximately $72 million, compared to approximately $65 million in the first quarter of 2003. This increase was primarily due to increased volume and the impact of favorable foreign exchange rates.

Operating profit, as defined above, for All Other Sonoco was approximately $7 million in the first quarter of 2004, compared to approximately $5 million for the same period in 2003. This increase resulted as the impact of volume increases along with on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003 more than offset the effect of inflation.

Restructuring and Impairment

In August 2003, the Company announced general plans to reduce its overall cost structure by $54 million pretax by realigning and centralizing a number of staff functions and eliminating excess plant capacity. Pursuant to these plans, the Company has initiated or completed 13 plant closings and has terminated approximately 740 employees. As of March 28, 2004, the Company had incurred cumulative charges, net of adjustments, of approximately $53.2 million pretax associated with these activities. The Company expects to recognize an additional cost of approximately $9.5 million pretax in the future associated with these charges. As part of the target to reduce its cost structure by $54 million, the Company also expects to announce throughout the remainder of 2004 the closing of an additional five to ten plants in furtherance of these plans. The costs associated with these future plant closings have not yet been determined. The Company expects to pay the remaining restructuring costs, with the exception of ongoing pension subsidies and certain building lease termination expenses, by the end of the first quarter of 2005, using cash generated from operations.

During the first quarter of 2004, the Company recognized restructuring charges of $1.3 million ($0.9 million after tax), primarily associated with previously announced plant closings, three of which were in the Engineered Carriers and Paper segment, one of which was in the Consumer Packaging segment and one of which was in All Other Sonoco. These restructuring charges, net of adjustments, consisted primarily of severance and termination benefits of $0.6 million, asset impairment charges of $0.2 million and other exit costs of $0.5 million.

During the first quarter of 2003, the Company recognized restructuring charges, net of adjustments of $1.1 million ($0.7 million after tax) related to previously announced restructuring plans that were completed prior to December 31, 2003. These charges were primarily associated with severance costs in Europe in the Engineered Carriers and Paper segment as well as lease termination and restoration costs associated with prior plant closings in the Consumer Packaging segment. Additionally, the Company’s High Density Film business, which was divested in December 2003, incurred restructuring charges of approximately $0.2 million ($0.1 million after tax) in the first quarter of 2003.

Quarterly Report on Form 10-Q for the quarter ended June 27, 2004

The Company has updated certain notes, which contain segment specific information, in its Condensed Consolidated Financial Statements as of June 27, 2004 and for the three-month and six-month periods ended June 27, 2004 and June 29, 2003. These financial statements are provided in Exhibit 99.3. All of the changes relate solely to the presentation of segment specific disclosures on a basis consistent with the revised reporting structure and had no impact on the condensed consolidated balance sheets, statements of income or statements of cash flows.

The following notes were updated to reflect the revised segment structure:

Note 2 –	Acquisitions/ Joint Ventures
Note 5 –	Restructuring Programs
Note 7 –	Goodwill and Intangible Assets
Note 13 –	Financial Reporting for Business Segments

The Company has also revised the following sections of Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its Quarterly Report on Form 10-Q for the quarter ended June 27, 2004 to reflect the changes in the Company’s segment disclosures:

              Results of Operations

•	Second Quarter 2004 Compared with Second Quarter 2003

-	Company Overview

-	Reportable Segments

•	June 2004 Year-to-Date Compared with June 2003 Year-to-Date

-	Company Overview

-	Reportable Segments

•	Restructuring and Impairment

The sections of Item 2 that have been revised are set forth below.

Second Quarter 2004 Compared with Second Quarter 2003

Company Overview

Net sales for the second quarter of 2004 were $764 million, compared with $685 million for the second quarter of 2003. This increase was primarily due to increased volumes in most of the Company’s businesses and the impact of acquisitions, which favorably impacted net sales by approximately $32 million and $17 million, respectively. Company-wide volumes during the second quarter of 2004, which includes the impact of the Company’s acquisitions, the most significant of which was CorrFlex, were up approximately 6% as compared to the same period in 2003. Higher average prices increased net sales by approximately $11 million, and the favorable impact of foreign exchange rates increased net sales by approximately $16 million as the dollar weakened against foreign currencies.

Income before income taxes totaled approximately $50 million in the second quarter of 2004, compared with approximately $34 million for the same period in 2003. This increase resulted primarily from reduced costs related to on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003, partly offset by higher wages and the impact of inflation. Income before income taxes was also favorably impacted by volume increases and $3 million related to a reduction in net interest expense, which decreased from approximately $13 million in the second quarter of 2003 to $10 million in the second quarter of 2004 primarily as a result of lower average interest rates and lower average debt levels. These favorable impacts were partially offset by a slightly negative price/cost relationship and product start-up costs, primarily associated with the Company’s new multi-line steel easy-open closure operation in Brazil. Income before income taxes included charges in connection with the Company’s previously announced restructuring actions of approximately $6 million for the second quarter of 2004 and $8 million for the second quarter of 2003, which were not allocated to the reportable segments. Restructuring charges for the second quarter of 2004 consisted primarily of severance charges.

The effective tax rate for the second quarter of 2004 was 35.5%, compared with 42.4% for the second quarter of 2003, which includes the impact of certain non-deductible foreign restructuring charges.

Reportable Segments

The Company reports results in three segments, Consumer Packaging, Engineered Carriers and Paper and Packaging Services. All Other Sonoco represents the activities and businesses of the Company’s consolidated subsidiaries that do not meet the aggregation criteria outlined in FAS 131 and therefore cannot be combined with other operating segments into a reportable segment. Operating profit at the segmental level is defined as “Income before interest and income taxes” on the Company’s Condensed Consolidated Statements of Income adjusted for restructuring charges, which are not allocated to the reportable segments. General corporate expenses, with the exception of restructuring charges, interest and income taxes, have been allocated as operating costs to each of the Company’s reportable segments and All Other Sonoco. See Note 13 to the Company’s Condensed Consolidated Financial Statements for more information on reportable segments.

Consumer Packaging Segment

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

Net sales of the Consumer Packaging segment for the second quarter of 2004 totaled approximately $273 million, compared with approximately $254 million in the second quarter of 2003. This increase was due primarily to higher volumes, including the impact of acquisitions, a favorable impact of foreign exchange rates, and higher selling prices.

Operating profit, as defined above, for the Consumer Packaging segment in the second quarter of 2004 was approximately $18 million, down from approximately $21 million for the same period in 2003. This decrease was largely due to a negative price/cost relationship, which resulted primarily from increased steel prices, and product start-up costs primarily associated with the Company’s new multi-line steel easy-open closure operation in Brazil. These costs were partly offset by reduced costs related to on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003.

Engineered Carriers and Paper Segment

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and, fiber-based construction tubes and forms.

Net sales of the Engineered Carriers and Paper segment for the second quarter of 2004 totaled approximately $342 million, compared with approximately $318 million in the second quarter of 2003. This increase was due primarily to higher volumes, increased selling prices and the favorable impact of foreign exchange rates.

Operating profit, as defined above, for the Engineered Carriers and Paper segment in the second quarter of 2004 was approximately $35 million, up from approximately $27 million for the same period in 2003. Operating profit was favorably impacted by reduced costs, which were related to on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003, as well as volume increases, partially offset by rising wage costs and inflation and a slightly negative price/cost relationship, which resulted primarily from higher prices for old corrugated containers (OCC), the Company’s primary raw material.

Packaging Services Segment

The Packaging Services segment provides the following services: packaging fulfillment; product handling; brand management; and supply chain management. This segment also includes the production of folding cartons.

Net sales of the Packaging Services segment for the second quarter of 2004 totaled approximately $70 million, compared to approximately $45 million in the second quarter of 2003. This increase was due to the impact of the CorrFlex acquisition along with higher contract service revenue and the impact of favorable foreign exchange rates.

Operating profit, as defined above, for the Packaging Services segment was approximately $5 million in the second quarter of 2004, compared to approximately $2 million for the same period in 2003. This increase resulted as on-going productivity initiatives along with higher contract service revenue and the impact of the CorrFlex acquisition more than offset slight price declines and the effects of inflation.

All Other Sonoco

All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Net sales of All Other Sonoco for the second quarter of 2004 totaled approximately $78 million, compared to approximately $67 million in the second quarter of 2003. This increase was primarily due to increased volume and selling price increases, primarily in the wire and cable business as it passed on material price increases.

Operating profit, as defined above, for All Other Sonoco was approximately $9 million in the second quarter of 2004, compared to approximately $6 million for the same period in 2003. This increase resulted as a favorable price/cost relationship along with savings resulting from the Company’s restructuring activities that were initiated in 2003 more than offset the effects of inflation.

June 2004 Year-to-Date Compared with June 2003 Year-to-Date

Company Overview

Net sales for the first six months of 2004 were $1,459 million, compared with $1,341 million for the first six months of 2003. This increase was primarily due to the favorable impact of foreign exchange rates of approximately $46 million as the dollar weakened against foreign currencies and higher average selling prices of approximately $16 million. Higher volumes in most of the Company’s businesses and the impact of acquisitions increased net sales by approximately $31 million and $23 million, respectively. Company-wide volumes, including the impact of acquisitions, during the first six months of 2004 were up approximately 2%, compared with the same period in 2003.

Income before income taxes totaled approximately $91 million in first six months of 2004, compared with approximately $74 million for the same period in 2003. This increase resulted primarily from reduced costs associated with on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003, partially offset by increased wage costs and inflation. Also contributing to this increase were higher volumes, the favorable impact of foreign exchange rates and a reduction in net interest expense, which decreased by approximately $7 million from $26 million in the first six months of 2003 to $19 million in the first six months of 2004 primarily as a result of lower average interest rates and lower average debt levels. These favorable impacts were partially offset by a negative price/cost relationship and product start-up costs, primarily associated with the Company’s new multi-line steel easy-open closure operation in Brazil. Income before income taxes for the first six months of 2004 was also negatively impacted by a charge of approximately $5 million associated with an unfavorable legal judgment that was entered against the Company. See Note 14 to the Company’s Condensed Consolidated Financial Statements for more information on litigation. Income before income taxes included charges in connection with the Company’s previously announced restructuring actions of approximately $7 million pretax for the first six months of 2004 and approximately $9 million for the first six months of 2003, which were not allocated to the reportable segments. Restructuring charges for the first six months of 2004 consisted primarily of severance charges.

The effective tax rate for the first six months of 2004 was 25.5%, compared with 38.9% for the first six months of 2003. This decrease was primarily due to the reversal in the first quarter of 2004 of previously accrued taxes totaling $9 million as a result of the Internal Revenue Service closing its examination of the Company’s tax returns for years 1999 through 2001.

Reportable Segments

Consumer Packaging Segment

Net sales of the Consumer Packaging segment for the first six months of 2004 totaled approximately $529 million, compared with approximately $507 million in the first six months of 2003. This increase was due primarily to higher volumes, including the impact of acquisitions, a favorable impact of foreign exchange rates and higher selling prices.

Operating profit, as defined above, for the Consumer Packaging segment in the first six months of 2004 was approximately $36 million, down from approximately $42 million for the same period in 2003. This decrease resulted primarily from a negative price/cost relationship, which resulted largely from increased steel prices and product start-up costs, which were primarily associated with the Company’s new multi-line steel easy-open closure operation in Brazil. This decrease was partly offset by reduced costs related to on-going productivity initiatives and savings that resulted from the Company’s restructuring activities, which were initiated in 2003.

Engineered Carriers and Paper Segment

Net sales of the Engineered Carriers and Paper segment for the first six months of 2004 totaled approximately $656 million, compared with approximately $612 million in the first six months of 2003. This increase was due primarily to the favorable impact of foreign exchange rates, higher volumes, including the impact of acquisitions, and increased selling prices.

Operating profit, as defined above, for the Engineered Carriers and Paper segment in the first six months of 2004 was approximately $56 million, up from approximately $52 million for the same period in 2003. Operating profit was favorably impacted by reduced costs related to on-going productivity initiatives and savings resulting from the Company’s restructuring activities that were initiated in 2003 and the favorable impact of foreign exchange rates. Operating profit was negatively impacted by a slightly negative price/cost relationship as well as a charge of approximately $5 million associated with an unfavorable legal judgment that was entered against the Company. See Note 14 to the Company’s Condensed Consolidated Financial Statements for more information on litigation.

Packaging Services Segment

Net sales of the Packaging Services segment for the first six months of 2004 totaled approximately $123 million, compared to approximately $90 million in the same period of 2003. This increase was due to higher contract service revenue along with the impact of the CorrFlex acquisition and favorable foreign exchange rates.

Operating profit, as defined above, for the Packaging Services segment was approximately $10 million in the first six months of 2004, compared to approximately $4 million for the same period in 2003. This increase resulted as on-going productivity initiatives along with higher contract service revenue and the impact of the CorrFlex acquisition more than offset the effects of inflation.

All Other Sonoco

Net sales of All Other Sonoco for the first six months of 2004 totaled approximately $151 million, compared to approximately $132 million in the first six months of 2003. This increase was primarily due to increased volume, higher prices, and the favorable impact of foreign exchange rates.

Operating profit, as defined above, for All Other Sonoco was approximately $16 million in the first six months of 2004, compared to approximately $11 million for the same period in 2003. This increase resulted as the impact of a favorable price/cost relationship, along with on-going productivity initiatives and savings that resulted from the Company’s restructuring activities that were initiated in 2003 more than offset the effects of inflation.

Restructuring and Impairment

In August 2003, the Company announced general plans to reduce its overall cost structure by $54 million pretax by realigning and centralizing a number of staff functions and eliminating excess plant capacity. Pursuant to these plans, the Company has initiated or completed 12 plant closings and has terminated approximately 850 employees. As of June 27, 2004, the Company had incurred cumulative charges, net of adjustments, of approximately $60.1 million pretax associated with these activities. The Company expects to recognize an additional cost of approximately $4.0 million pretax in the future associated with these charges, which is comprised of approximately $2.1 million in severance and termination benefits, $0.3 million in asset impairment charges and $1.6 million in other exit costs. Of this amount, approximately $3.1 million is related to the Engineered Carriers and Paper segment and approximately $0.9 million is related to the Consumer Packaging segment. As part of the target to reduce its cost structure by $54 million, the Company also expects to announce throughout the remainder of 2004 the closing of approximately five additional plants in furtherance of these plans. The costs associated with these future plant closings have not yet been determined. The Company expects to pay the remaining restructuring costs, with the exception of ongoing pension subsidies and certain building lease termination expenses, by the end of the second quarter of 2005, using cash generated from operations. In conjunction with the Company’s review of its restructuring accrual in the second quarter of 2004, it was determined that one of the plants that had originally been identified to be closed pursuant to these plans would not be closed due to changes in certain factors. In response to this determination, the Company reduced its restructuring accrual for the Consumer Packaging segment, which resulted in negative charges, net of adjustments, in both the three and six months ended June 27, 2004.

During the three months ended June 27, 2004, the Company recognized restructuring charges, net of adjustments, of $5.8 million ($3.7 million after tax), primarily associated with previously announced plant closings. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $3.6 million, asset impairment charges of $1.5 million and other exit costs of $0.7 million.

During the three months ended June 29, 2003, the Company recognized restructuring charges, net of adjustments, of $7.8 million ($7.9 million after tax) related to previously announced restructuring plans. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $7.0 million, asset impairment charges of $0.7 million and other exit costs of $0.1 million.

During the first six months of 2004, the Company recognized restructuring charges, net of adjustments, of $7.1 million ($4.6 million after tax), primarily associated with previously announced plant closings, six of which were in the Engineered Carriers and Paper segment, three of which were in the Consumer Packaging segment and one of which was in All Other Sonoco. These restructuring charges, net of adjustments, consisted primarily of severance and termination benefits of $4.2 million, asset impairment charges of $1.7 million and other exit costs of $1.2 million.

During the first six months of 2003, the Company recognized restructuring charges, net of adjustments, of $9.0 million ($8.6 million after tax) related to previously announced restructuring plans. These charges were primarily associated with severance costs in Europe in the Engineered Carriers and Paper segment as well as lease termination and restoration costs associated with prior plant closings in the Consumer Packaging segment. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $7.7 million, asset impairment charges of $0.7 million and other exit costs of $0.6 million. Additionally, the Company’s High Density Film business, which was divested in December 2003, incurred restructuring charges of approximately $0.2 million ($0.1 million after tax) in the first quarter of 2003.

Quarterly Financial Information by Segment

As a matter of convenience to investors and others in the financial community, the Company has provided a schedule, which has been derived from the financial statements, that summarizes sales and operating profit under the newly defined segment structure on a quarterly basis for fiscal years 2002, 2003 and through the second quarter of 2004. This schedule is provided in Exhibit 99.4.

Forward-Looking Statements

This current report on Form 8-K includes “forward-looking statements” within the meaning of the securities laws. All statements that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, and producing improvements in earnings.

These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations of obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carriers and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; loss of consumer confidence; and economic disruptions resulting from terrorist activities.

Section 9. Financial Statements and Exhibits

               Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit 15.1 –	Letter re: unaudited interim financial information – for the quarter ended March 28, 2004

	Exhibit 15.2 –	Letter re: unaudited interim financial information – for the quarter ended June 27, 2004

	Exhibit 23 –	Consent of Independent Accountants

	Exhibit 99.1 –	Registrant’s Consolidated Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001

	Exhibit 99.2 –	Registrant’s Condensed Consolidated Financial Statements as of March 28, 2004 and for the three-month periods ended March 28, 2004 and March 30, 2003

	Exhibit 99.3 –	Registrant’s Condensed Consolidated Financial Statements as of June 27, 2004 and for the three-month and six-month periods ended June 27, 2004 and June 29, 2003

	Exhibit 99.4 –	Quarterly Segment Financial Information Schedule

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY
Date: October 14, 2004	By: /s/ C.J. Hupfer
C.J. Hupfer
Vice President and Chief Financial Officer

EXHIBIT INDEX

15.1	Letter re: unaudited interim financial information – for the quarter ended March 28, 2004

15.2	Letter re: unaudited interim financial information – for the quarter ended June 27, 2004

23	Consent of Independent Accountants

99.1	Registrant’s Consolidated Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001

99.2	Registrant’s Condensed Consolidated Financial Statements as of March 28, 2004 and for the three-month periods ended March 28, 2004 and March 30, 2003

99.3	Registrant’s Condensed Consolidated Financial Statements as of June 27, 2004 and for the three-month and six-month periods ended June 27, 2004 and June 29, 2003

99.4	Quarterly Segment Financial Information Schedule